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                     June 10, 2024

       Robert Giammatteo
       Chief Financial Officer
       ARKO Corp.
       8565 Magellan Parkway, Suite 400
       Richmond, Virginia 23227

                                                        Re: ARKO Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-39828

       Dear Robert Giammatteo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services